Exhibit 15

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated July 24, 2008, on our review of interim financial information of Raytheon Company and its subsidiaries (the Company) for the three and six month periods ended June 29, 2008 and June 24, 2007, and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2008, is incorporated by reference in its Registration Statements on Form S-3 (File Nos. 333-133865; 333-85648; 333-71974; 333-58474; and 333-82529) and Form S-8 (File Nos. 333-124690; 333-56117; 333-52536; 333-64168; and 333-45629).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

July 24, 2008